Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION REPORTS

FOURTH QUARTER AND YEAR-END 2005 RESULTS

-Fourth Quarter 2005 Net Revenue and EBITDA as Adjusted

Increase 8% and 12% Respectively, Exceeding High End of Guidance-

-Full Year 2005 Pro Forma Net Revenue and EBITDA as Adjusted

Increase 9% and 16% Respectively

SANTA MONICA, CALIFORNIA, February 23, 2006 – Entravision Communications Corporation (NYSE: EVC) today reported financial results for the three- and twelve-month periods ended December 31, 2005.

Historical results, which are attached, are in thousands of U.S. dollars (except share and per share data). This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each of these non-GAAP financial measures, and a table reconciling each of these non-GAAP financial measures to its most directly comparable GAAP financial measure, is included beginning on page 8. Unaudited financial highlights are as follows:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	% Change	2005	2004	% Change
Net revenue	$73,164	$68,034	8%	$280,964	$259,053	8%
Operating expenses (1)	44,124	41,589	6%	171,811	162,344	6%
Broadcast cash flow (2)	29,040	26,445	10%	109,153	96,709	13%
EBITDA as adjusted (2)	24,876	22,240	12%	92,408	79,930	16%

Free cash flow (3)	$11,601	$10,742	8%	$40,064	$38,930	3%
Free cash flow per share, basic and diluted (4)	$0.09	$0.09	0%	$0.32	$0.31	3%

Net income (loss) (5)	$3,421	$2,609	31%	$(9,657)	$6,164	NM
Net income (loss) per share applicable to common stockholders, basic and diluted (5)	$0.03	$0.02	50%	$(0.08)	$(0.09)	(11)%
Basic weighted average common shares outstanding	124,367,530	124,171,202		124,293,792	105,758,136
Diluted weighted average common shares outstanding	124,511,705	124,403,461		124,293,792	105,758,136

(1)	Operating expenses include direct operating, selling, general and administrative expenses. It does not include corporate expenses, depreciation, amortization, non-cash stock-based compensation and gain (loss) on sale of assets.
(2)	Broadcast cash flow means operating income (loss) before corporate expenses, gain (loss) on sale of assets, depreciation and amortization and non-cash stock-based compensation. EBITDA as adjusted means broadcast cash flow less corporate expenses. The Company uses the term EBITDA as adjusted because that measure does not include non-cash stock-based compensation and gain (loss) on sale of assets. The Company evaluates and projects the liquidity and cash flows of its business using several measures, including broadcast cash flow and EBITDA as adjusted. The Company considers these measures as important indicators of liquidity relating to its operations, as they eliminate the effects of non-cash gain (loss) on sale of assets, non-cash depreciation and amortization, and non-cash stock-based compensation awards. The Company uses these measures to evaluate liquidity and cash flow improvement from year to year as they eliminate non-cash expense items. The Company believes its investors should use these measures because they may provide a better comparability of the Company’s liquidity to that of its competitors. Beginning in 2006, broadcast cash flow and EBITDA as adjusted will include non-cash stock-based compensation to comply with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”).
While the Company and many in the financial community consider broadcast cash flow and EBITDA as adjusted to be important, they should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America, such as cash flows from operating activities, operating income and net income. In addition, the Company’s definitions of broadcast cash flow and EBITDA as adjusted differ from those of many companies reporting similarly named measures.

Entravision Communications

(3)	Free cash flow is defined as EBITDA as adjusted less cash paid for income taxes, net interest expense and capital expenditures. Net interest expense is defined as interest expense less non-cash interest expense relating to amortization of debt finance costs less interest income less the change in the fair value of our interest rate swaps. The Company uses net interest expense instead of actual cash paid for interest in the free cash flow calculation so that quarterly results are comparable as the Company made bond interest payments twice a year. Free cash flow per share is defined as free cash flow divided by the diluted weighted average common shares outstanding. Since EBITDA as adjusted will include non-cash compensation in 2006 per SFAS 123R, we will add back non-cash compensation in our calculation of free cash flow starting in 2006.
(4)	The Series U preferred stock held by Univision was converted into shares of the Company’s new Class U common stock on July 1, 2004. If the Series U preferred stock had been treated as common stock outstanding, the basic weighted average common shares outstanding would have been 124,120,544 for the year ended December 31, 2004. This calculation of common stock shares was used for the free cash flow calculation for the year ended December 31, 2004.
(5)	Net loss and net loss per share for the year ended December 31, 2005 includes a loss on debt extinguishment of $28 million as a result of the refinancing of our former bank credit facility and the completion of a tender offer for all of our previously outstanding $225 million senior subordinated notes.

Commenting on the Company’s fourth quarter and full-year earnings results, Walter Ulloa, Chairman and Chief Executive Officer, said, “All three of our businesses recorded impressive top-line growth in 2005, outperforming their respective industries. During the year, we took steps to further strengthen our operating management, our content and our sales and marketing resources. We are benefiting from a vibrant Hispanic market that continues to expand in terms of population, purchasing power and importance to advertisers. While these trends are fueling our growth, we have continued to convert our revenues into improving cash flows and margins through an efficient operating structure and commitment to cost discipline. Looking ahead, we are focused on maximizing our assets and allocating our capital to those opportunities that offer the highest potential for generating returns for our shareholders.”

Financial Results

Three Months Ended December 31, 2005 Compared to Three Months Ended December 31, 2004

(Unaudited)

	Three Months Ended December 31,
	2005	2004	% Change
Net revenue	$73,164	$68,034	8%
Operating expenses (1)	44,124	41,589	6%

Broadcast cash flow (1)	29,040	26,445	10%
Corporate expenses	4,164	4,205	(1)%

EBITDA as adjusted (1)	24,876	22,240	12%
Gain on sale of assets	—	(331)	NM
Non-cash stock-based compensation	604	96	NM
Depreciation and amortization	11,589	10,374	12%

Operating income	12,683	12,101	5%
Interest expense, net	(4,932)	(7,747)	(36)%

Income before income taxes	7,751	4,354	78%
Income tax expense	(4,485)	(1,752)	156%

Net income before equity in net earnings of nonconsolidated affiliates	3,266	2,602	26%
Equity in net earnings of nonconsolidated affiliates	155	7	NM

Net income	$3,421	$2,609	31%

(1)	Operating expenses, broadcast cash flow and EBITDA as adjusted are defined on page 1.

Net revenue increased to $73.2 million for the three-month period ended December 31, 2005 from $68.0 million for the three-month period ended December 31, 2004, an increase of $5.2 million, or 8%. The overall increase came mainly from our television segment, which accounted for an increase of $3.0 million. The increase

Entravision Communications

from this segment was primarily attributable to an increase in local and national advertising sales, primarily due to an increase in advertising rates. Additionally, $1.4 million of the overall increase came from our radio segment. The increase from this segment was primarily attributable to an increase in local advertising rates, as well as revenue associated with radio station KDLD-FM/KDLE-FM. The remaining $0.8 million of the increase came from our outdoor segment and was primarily attributable to an increase in advertising rates and higher occupancy, as well as revenue associated with the expansion of our outdoor division in Sacramento.

Company operating expenses increased to $44.1 million for the three-month period ended December 31, 2005 from $41.6 million for the three-month period ended December 31, 2004, an increase of $2.5 million, or 6%. Of the overall increase, $1.1 million came from our television segment. The increase from this segment was primarily attributable to an increase in commissions and other sales-related expenses associated with the increase in net revenue. Additionally, $0.7 million of the overall increase came from our radio segment. The increase from this segment was primarily attributable to expenses associated with radio station KDLD-FM/KDLE-FM, as well as an increase in sales related expenses and talent fees. The remaining $0.7 million of the overall increase came from our outdoor segment and was primarily attributable to increased leasing expense and expenses associated with the expansion of our outdoor division in Sacramento.

Broadcast cash flow increased to $29.0 million for the three-month period ended December 31, 2005 from $26.4 million for the three-month period ended December 31, 2004, an increase of $2.6 million, or 10%.

Corporate expenses were $4.2 million for each of the three-month periods ended December 31, 2005 and 2004. We experienced increased expenses, primarily attributable to higher wages and expenses associated with our compliance with the Sarbanes-Oxley Act of 2002, that were offset by lower legal and insurance expense.

EBITDA as adjusted increased to $24.9 million for the three-month period ended December 31, 2005 from $22.2 million for the three-month period ended December 31, 2004, an increase of $2.7 million, or 12%.

Twelve Months Ended December 31, 2005 Compared to Twelve Months Ended December 31, 2004

(Unaudited)

	Twelve Months Ended December 31,
	2005	2004	% Change
Net revenue	$280,964	$259,053	8%
Operating expenses (1)	171,811	162,344 (2)	6%

Broadcast cash flow (1)	109,153	96,709	13%
Corporate expenses	16,745	16,779	(0)%
EBITDA as adjusted (1)	92,408	79,930	16%
Gain on sale of assets	—	(3,487)	NM
Non-cash stock-based compensation	1,221	133	NM
Depreciation and amortization	46,411	42,795	8%

Operating income	44,776	40,489	11%
Interest expense, net	(28,882)	(27,826)	4%
Loss on debt extinguishment	(27,969)	—	NM

Income (loss) before income taxes	(12,075)	12,663	NM
Income tax (expense) benefit	2,338	(7,044)	NM

Net income (loss) before equity in net earnings of nonconsolidated affiliates	(9,737)	5,619	NM
Equity in net earnings of nonconsolidated affiliates	80	24	233%

Net income (loss) before discontinued operations	(9,657)	5,643	NM
Gain on disposal of discontinued operations	—	521	NM

Net income (loss)	$(9,657)	$6,164	NM

(1)	Operating expenses, broadcast cash flow and EBITDA as adjusted are defined on page 1.
(2)	Includes a one-time recovery of $961 thousand of operating expenses in accordance with the terms of an amendment to our TeleFutura marketing and sales agreement with Univision.

Entravision Communications

Net revenue increased to $281.0 million for the year ended December 31, 2005 from $259.1 million for the year ended December 31, 2004, an increase of $21.9 million, or 8%. Of the overall increase, $10.3 million came from our television segment. The increase from this segment was primarily attributable to an increase in local and national advertising sales, primarily attributable to increased advertising sold (referred to as “inventory” in our industry). Additionally, $8.3 million of the overall increase came from our radio segment. The increase from this segment was primarily attributable to an increase in local advertising rates, as well as revenue associated with radio station KBMB-FM acquired in the second half of 2004 and from radio station KDLD-FM/KDLE-FM. The remaining $3.3 million of the increase came from our outdoor segment and was primarily attributable to an increase in both local and national advertising rates, as well as revenue associated with the expansion of our outdoor division in Sacramento.

Company operating expenses increased to $171.8 million for the twelve-month period ended December 31, 2005 from $162.3 million for the twelve-month period ended December 31, 2004, an increase of $9.5 million, or 6%. Of the overall increase, $4.0 million came from our television segment. The increase from this segment was primarily attributable to a one-time recovery of expenses of $1.0 million in the prior year in accordance with the terms of an amendment to our TeleFutura marketing and sales agreement with Univision, an increase in commissions and other sales-related expenses associated with the increase in net revenue, an increase in salaries due to the addition or expansion of our newscast operations in the San Diego, Santa Barbara and Boston markets, partially offset by a decrease in bad debt expense. Additionally, $3.3 million of the overall increase came from our radio segment. The increase from this segment was primarily attributable to expenses associated with radio station KBMB-FM acquired in the second half of 2004 and radio station KDLD-FM/KDLE-FM. The remaining $2.2 million of the increase came from our outdoor segment and was primarily attributable to increased leasing expense and expenses associated with the expansion of our outdoor division in Sacramento.

Broadcast cash flow increased to $109.2 million for the twelve-month period ended December 31, 2005 from $96.7 million for the twelve-month period ended December 31, 2004, an increase of $12.5 million, or 13%.

Corporate expenses decreased to $16.7 million for the year ended December 31, 2005 from $16.8 million for the year ended December 31, 2004, a decrease of $0.1 million. We experienced increased expenses, primarily attributable to higher wages and expenses associated with our compliance with the Sarbanes-Oxley Act of 2002, including internal controls, that were offset by expenses related to financing the repurchase of our Series A preferred stock in the prior year.

EBITDA as adjusted increased to $92.4 million for the twelve-month period ended December 31, 2005 from $79.9 million for the twelve-month period ended December 31, 2004, an increase of $12.5 million, or 16%.

Entravision Communications

Segment Results

The following represents selected unaudited segment information:

	Three Months Ended December 31,
	2005	2004	% Change
Net Revenue
Television	$38,833	$35,814	8%
Radio	25,232	23,905	6%
Outdoor	9,099	8,315	9%

Total	$73,164	$68,034	8%

Operating Expenses (1)
Television	$21,008	$19,857	6%
Radio	15,593	14,922	4%
Outdoor	7,523	6,810	10%

Total	$44,124	$41,589	6%

Broadcast Cash Flow (1)
Television	$17,825	$15,957	12%
Radio	9,639	8,983	7%
Outdoor	1,576	1,505	5%

Total	$29,040	$26,445	10%

EBITDA as adjusted (1)
Corporate expenses	$4,164	$4,205	(1)%

Total	$24,876	$22,240	12%

(1)	Operating expenses, broadcast cash flow and EBITDA as adjusted are defined on page 1.

Guidance

The following is the Company’s guidance for the first quarter of 2006. Guidance constitutes a “forward-looking statement.” Please see below regarding statements that are forward-looking.

With the sale of the Company’s radio assets in San Francisco, California in the first quarter of 2006, the Company no longer has any remaining broadcasting operations in that market. As a result, in accordance with Company policy, the Company has elected to present its guidance on a pro forma basis by eliminating its broadcasting results from that market for the prior period so that the comparison between the periods will be meaningful. The amounts excluded from net revenue and operating expenses for the first quarter of 2005 were $1,217,000 and $1,057,000, respectively.

Beginning in 2006, operating expenses and corporate expenses will include non-cash stock-based compensation to comply with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). The Company expects approximately $150,000 in operating expenses and $250,000 in corporate expenses related to stock option compensation in the first quarter of 2006.

For the first quarter of 2006, the Company expects net revenues to increase by mid single digit percentages and operating expenses to increase by low to mid single digit percentages as compared to the first quarter of 2005. Excluding the non-cash stock-based compensation, corporate expenses are expected to be flat compared to the first quarter of 2005.

Entravision Communications

Entravision Communications Corporation will hold a conference call to discuss its 2005 fourth quarter results on February 23, 2006 at 5 p.m. Eastern Standard Time. To access the conference call, please dial 212-346-6600 ten minutes prior to the start time. The call will be webcast live and archived for replay at www.entravision.com.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach approximately 75% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 52 owned and operated radio stations. The company’s outdoor operations consist of approximately 10,600 advertising faces concentrated primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

# # #

(Financial Table Follows)

For more information, please contact:
John DeLorenzo	Mike Smargiassi / Jonathan Lesko
Chief Financial Officer	Brainerd Communicators, Inc.
Entravision Communications Corporation	212-986-6667
310-447-3870

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net revenue (including related parties of $155, $518, $605 and $1,301)	$73,164	$68,034	$280,964	$259,053

Expenses:
Direct operating expenses (including related parties of $3,151, $3,369, $11,222 and $11,961)	31,160	29,084	120,285	112,574
Selling, general and administrative expenses	12,964	12,505	51,526	49,770
Corporate expenses	4,164	4,205	16,745	16,779
Gain on sale of assets	—	(331)	—	(3,487)
Non-cash stock-based compensation	604	96	1,221	133
Depreciation and amortization	11,589	10,374	46,411	42,795

Total operating expenses	60,481	55,933	236,188	218,564

Operating income	12,683	12,101	44,776	40,489

Interest expense	(5,336)	(7,886)	(29,848)	(28,282)
Interest income	404	139	966	456
Loss on debt extinguishment	—	—	(27,969)	—

Income (loss) before income taxes	7,751	4,354	(12,075)	12,663
Income tax (expense) benefit	(4,485)	(1,752)	2,338	(7,044)

Income (loss) before equity in net earnings of nonconsolidated affiliates	3,266	2,602	(9,737)	5,619
Equity in net earnings of nonconsolidated affiliates	155	7	80	24

Income (loss) before discontinued operations	3,421	2,609	(9,657)	5,643
Gain on disposal of discontinued operations net of tax $0, $0, $0 and $350	—	—	—	521

Net income (loss)	3,421	2,609	(9,657)	6,164
Accretion of preferred stock redemption value	—	—	—	(15,913)

Net income (loss) applicable to common stockholders	$3,421	$2,609	$(9,657)	$(9,749)

Basic and Diluted Earnings Per Share:
Net income (loss) per share from continuing operations applicable to common stockholders	$0.03	$0.02	$(0.08)	$(0.10)
Net income per share from discontinued operations	$—	$—	$—	$0.00

Net income (loss) per share applicable to common stockholders, basic and diluted	$0.03	$0.02	$(0.08)	$(0.09)

Basic weighted average common shares outstanding	124,367,530	124,171,202	124,293,792	105,758,136

Diluted weighted average common shares outstanding	124,511,705	124,403,461	124,293,792	105,758,136

Entravision Communications

Entravision Communications Corporation

Reconciliation of Broadcast Cash Flow, EBITDA as Adjusted and

Free Cash Flow to Net Income (Loss)

(In thousands)

(Unaudited)

The most directly comparable GAAP financial measure to each of broadcast cash flow, EBITDA as adjusted and free cash flow is net income (loss). A reconciliation of these non-GAAP measures to net income (loss) for each of the periods presented is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Broadcast cash flow (1)	$29,040	$26,445	$109,153	$96,709
Corporate expenses	4,164	4,205	16,745	16,779

EBITDA as adjusted (1)	24,876	22,240	92,408	79,930
Gain from sale of assets	—	(331)	—	(3,487)
Non-cash stock-based compensation	604	96	1,221	133
Depreciation and amortization	11,589	10,374	46,411	42,795

Operating income	12,683	12,101	44,776	40,489
Interest expense	(5,336)	(7,886)	(29,848)	(28,282)
Interest income	404	139	966	456
Loss on debt extinguishment	—	—	(27,969)	—

Income (loss) before income taxes	7,751	4,354	(12,075)	12,663
Income tax (expense) benefit	(4,485)	(1,752)	2,338	(7,044)

Net income (loss) before equity in net earnings of nonconsolidated affiliates	3,266	2,602	(9,737)	5,619
Equity in net earnings of nonconsolidated affiliates	155	7	80	24

Net income (loss) before discontinued operations	3,421	2,609	(9,657)	5,643
Gain on disposal of discontinued operations	—	—	—	521

Net income (loss)	$3,421	$2,609	$(9,657)	$6,164

(1)	Broadcast cash flow and EBITDA as adjusted are defined on page 1.

Entravision Communications

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
EBITDA as adjusted (1)	$24,876	$22,240	$92,408	$79,930
Net interest expense (1)	7,581	6,965	30,744	24,728
Cash paid for income taxes	253	270	1,410	1,398
Capital expenditures (2)	5,441	4,263	20,190	14,874

Free cash flow (1)	11,601	10,742	40,064	38,930

Capital expenditures (2)	5,441	4,263	20,190	14,874
Non-cash interest expense relating to amortization of debt finance costs interest rate and interest rate swap agreements	2,649	(782)	1,862	(3,098)
Non-cash income tax (expense) benefit	(4,232)	(1,482)	3,748	(5,646)
Gain from sale of assets	—	331	—	3,487
Non-cash stock-based compensation	(604)	(96)	(1,221)	(133)
Loss on debt extinguishment	—	—	(27,969)	—
Depreciation and amortization	(11,589)	(10,374)	(46,411)	(42,795)

Net income (loss) before equity in net earnings of nonconsolidated affiliates	3,266	2,602	(9,737)	5,619
Equity in net earnings of nonconsolidated affiliates	155	7	80	24

Net income (loss) before discontinued operations	3,421	2,609	(9,657)	5,643
Gain on disposal of discontinued operations	—	—	—	521

Net income (loss)	$3,421	$2,609	$(9,657)	$6,164

(1)	EBITDA as adjusted, net interest expense and free cash flow are defined on page 1.
(2)	Capital expenditures is not part of the consolidated statement of operations.

Entravision Communications

Entravision Communications Corporation

Reconciliation of Pro Forma Net Revenue to Net Revenue

(In thousands)

(Unaudited)

The following table reconciles the pro forma net revenue measure used in this press release to net revenue, its respective GAAP financial measure.

	Twelve Months Ended December 31,
	2005	2004	% Change
Net revenue	$280,964	$259,053	8%
Less: Fresno and Chicago markets	—	(628)	NM

Pro Forma net revenue	$280,964	$258,425	9%